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                                                                 EXHIBIT 99.6

                             STOCK OPTION AGREEMENT

                          [Nonqualified Stock Option]

     THIS AGREEMENT is entered into by and between BANK OF VANCOUVER (the "Employer") and _______________________("Employee"). The parties hereto do hereby agree as follows:

     Pursuant to the Bank of Vancouver Employee Stock Option Plan (the "Plan"), as adopted by the Board of Directors of the Employer on June 16, 1989 and approved by the Stockholders on July 17, 1989, the Employer hereby grants to Employee a Nonqualified Stock Option to purchase _________________ shares of the $1.00 par value Common Stock of the Employer at an Option Price of ____________ per share, payable in cash or other consideration acceptable to the Employer.

     The date of grant of this Option is __________________.

This option shall terminate on the 10th anniversary of said date of grant, unless sooner terminated by reason of death or disability as provided in the Plan.

     This Option shall be exercisable, in whole or in part (but not for any fractional shares), at any time and from time to time between the date of grant and the date of termination of this Option. Exercise must be by actual delivery to the Employer of a written notice of exercise signed by Employee specifying the number of shares and Option price and accompanied by payment of the full amount of the Option price.

     All of the terms and conditions of the Plan except those terms and conditions relating specifically to Incentive Stock Options are hereby incorporated by this reference as a part of this Stock Option Agreement as if said terms and conditions had been included in this instrument.

     EXECUTED THIS 31st day of October, 1989.

                                   EMPLOYER:

                                   BANK OF VANCOUVER


                                   By ____________________________
                                   Its ___________________________


                                   EMPLOYEE:


                                   _______________________________

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